EXHIBIT 10.16
     XXXXX INDICATES MATERIAL THAT WAS OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT WAS REQUESTED. ALL SUCH OMITTED MATERIAL WAS FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.
SUPPLY AND DISTRIBUTION AGREEMENT
BETWEEN
IMPAX LABORATORIES, INC.
AND
DAVA PHARMACEUTICALS, INC.
DATED AS OF
NOVEMBER 3, 2005

SUPPLY AND DISTRIBUTION AGREEMENT
     This Supply Agreement (“Agreement”) is dated as of the 3rd day of November, 2005 by and between DAVA Pharmaceuticals, Inc., a Delaware corporation (hereinafter referred to as “DAVA”), with offices located at 400 Kelby Street, 10th Floor, Fort Lee, NJ 07024, and IMPAX Laboratories, Inc., a Delaware corporation (hereinafter referred to as “IMPAX”), with headquarters located at 30831 Huntwood Avenue, Hayward, CA 94544.
     WHEREAS, IMPAX is the holder of the ANDA for the 80mg dosage strength of the Product (as hereinafter defined), has received tentative approval for the ANDA for the 10mg, 20mg and 40mg dosage strengths of the Product and is or expects to be approved by the FDA (as hereafter defined) to manufacture, market and sell the Products as noted above, in the Territory (as hereinafter defined); and
     WHEREAS, DAVA is engaged in marketing and distributing generic pharmaceutical products in the Territory and possesses qualified marketing and distribution systems and organizations to enable it to promote, market and distribute the Products throughout the Territory; and
     WHEREAS, DAVA and IMPAX have determined that it would be in their mutual interests to enter into this Agreement in order to grant to DAVA the exclusive right to market and distribute the Products in the Territory, subject to the terms and provisions of this Agreement.
     NOW, THEREFORE, in consideration of the premises set forth and covenants exchanged herein and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, DAVA and IMPAX, intending to be legally bound, agree as follows:
I. DEFINITIONS
1.1	“Accountant” means one of the then ten (10) largest independent certified public accounting firms.

1.2	“Acquisition Price” means, initially, for each Product, by dosage strength, the price set forth in Exhibit A, as attached hereto and incorporated herein, and as may be modified pursuant to Section 5.2(b) hereof.

1.3	“Adverse Drug Experience” or “ADE” has the meaning set forth in 21 CFR §314.80(a), as amended from time to time.

1.4	“Affiliate(s)” means any corporation, association, company, organization or other entity that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with DAVA or IMPAX, as the case may be. For purposes of this definition, control includes the ability, directly or indirectly, through ownership of securities, by agreement, or by any other method, to direct fifty percent (50%) or more of the outstanding equity votes of any entity, whether or not represented by securities.

1.5	“Agreement” means this Agreement, together with all appendices, exhibits and schedules attached hereto, as the same may be amended or supplemented from time to time, by written agreement of the Parties.

1.6	“ANDA” means the abbreviated new drug applications of IMPAX numbered, with respect to the 80mg, 76-318, and with respect to the 40mg, 20mg, and 10mg 76-446, seeking approval for the Products under Section 505(j) of the FFDCA and FDA’s implementing regulations, including all amendments and supplements, filed pursuant to the requirements of the FDA, including all documents, data and other information concerning such Products submitted by IMPAX as part of the application or in amendments or supplements thereto that are necessary for FDA approval to market such Products in the Territory during the term of this Agreement.

1.7	“Appointment Fee” has the meaning set forth in Section 5.1(a) hereof.

1.8	“Availability Notice” has the meaning set forth in Section 4.3 hereof.

1.9	“Business Day” means any day other than a Saturday, Sunday or any day banks are authorized or required to be closed in the State of New York.

1.10	“cGMPs” means current good manufacturing practices set forth in Title 21 of the C.F.R., Parts 210 and 211, as amended from time to time, and all other Laws applicable to the manufacture of the Products that are in effect at the time and place of manufacture of the Products during the term of this Agreement.

1.11	“Calendar Quarter” means those three (3) month periods beginning on January 1, April 1, July 1, and October 1.

1.12	“COA” has the meaning set forth in Section 6.1 hereof.

1.13	“Competing Equivalent Product(s)” means any dosage strength of the tablet form of generic oxycodone hydrochloride extended release product(s) approved under (i) an Abbreviated New Drug Application, (ii) a 505(b)(2) New Drug Application, or (iii) in the case of the “authorized generic”, the new drug application (“NDA”) held by Purdue Pharma, L.P. or its Affiliates.

1.14	“Confidential Information” has the meaning set forth in Section 10.2 hereof.

1.15	“DAVA Activities” has the meaning set forth in Section 9.1 hereof.

1.16	“DAVA Label and Tablet Specifications” means the label copy (which shall include DAVA’s National Drug Code (“NDC”)), packaging and tablet imprinting requirements of DAVA, which are subject to final approval by IMPAX, as attached hereto and incorporated herein in Exhibit B.

1.17	“DEA” means the United States Drug Enforcement Administration, or any successor agency with responsibilities comparable to those of the United States Drug Enforcement Administration.

1.18	“Delay Payment” has the meaning set forth in Section 4.1(d) hereof.

1.19	“Discount” has the meaning set forth in Section 5.3(d).

1.20	“Effective Date” means the date first above written in this Agreement.

1.21	“Excess Gross Profit Split” has the meaning set forth in Section 5.3(c) hereof.

1.22	“FDA” means the Food and Drug Administration of the United States or any successor entity thereto.

1.23	“FFDCA” means the Federal Food, Drug and Cosmetic Act, as amended, 21 U.S.C. §301 et seq., and any related federal and/or state law or regulation pertaining to the safety, effectiveness, adulteration, misbranding, mishandling, packaging, labeling or storage of pharmaceutical ingredients, finished pharmaceutical products, and/or medical devices that may be applicable to the Product during the term of this Agreement.

1.24	“Firm Order” means a firm, binding, written purchase order for Product to be manufactured by IMPAX, specifying quantities and delivery schedules for each Product, which order shall be in full manufacturing lot size quantities as described in Exhibit A.

1.25	“Force Majeure” has the meaning set forth in Article XV hereof.

1.26	“Forecasts” has the meaning set forth in Section 4.1(b) hereof.

1.27	“GAAP” means generally accepted accounting principles in the United States of America, consistently applied.

1.28	“Gross Profit” means Net Sales minus the sum of (i) the Marketing Allowance, (ii) with respect to the Products sold during the period commencing on the Launch Date and ending on the first anniversary of the Launch Date, the Label Conversion Fee and (iii) the Acquisition Price of such Products.

1.29	“Gross Profit Split” has the meaning set forth in Section 5.3(b) hereof.

1.30	“IMPAX Activities” has the meaning set forth in Section 9.2 hereof.

1.31	“Indemnified Party” has the meaning set forth in Section 9.3 hereof.

1.32	“Indemnifying Party” has the meaning set forth in Section 9.3 hereof.

1.33	“Initial Delivery Schedule” has the meaning set forth in Section 4.1(a) hereof.

1.34	“Initial Firm Order” has the meaning set forth in Section 4.1(a) hereof.

1.35	“Initial Forecast” has the meaning set forth in Section 4.1(a) hereof.

1.36	“Initial Term” has the meaning set forth in Section 8.1 hereof.

1.37	“Intellectual Property” means all intellectual property owned by, or licensed to a Party related to the Products including, without limitation, patents, patent applications, continuations-in-part, divisionals, trade secrets, know-how, copyrights, trade names, trademarks, and trade dress.

1.38	“Label Conversion Fee” means XXXXX percent (XXXXX%) of Net Sales.

1.39	“Launch Date” means, with respect to any Product, the later of December 5, 2005 or the date of FDA final approval of the ANDA applicable to the Product.

1.40	“Law” means any local, state or federal rule, regulation, statute or law relevant to the manufacture, distribution, promotion, marketing, handling, storage and/or sale of the Products, and to any other matters set forth herein.

1.41	“Losses” means any liabilities, damages (including, solely for purposes of Section 4.1(d) hereof, diminished, forfeited or lost Gross Profits), costs or expenses, including reasonable attorneys’ fees, incurred by any Party that arise from any claim, lawsuit or other action by a Third Party.

1.42	“Marketing Allowance” means XXXXX percent (XXXXX%) of Net Sales.

1.43	“MSDS” has the meaning set forth in Section 6.1 hereof.

1.44	“Net Sales” means the gross amount invoiced by DAVA to Third Parties for the Products sold by DAVA in the Territory, less the sum of (i) the Sales Amount and (ii) the Shipping Expense incurred by DAVA with respect to such Products.

1.45	“Party” or “Parties” means DAVA or IMPAX, or both of them, depending upon the context in which such word may appear.

1.46	“Person” means a natural person, a corporation, a partnership, a trust, a joint venture, a limited liability company, any governmental authority or any other entity or organization.

1.47	“Pre-Marketing Period” means that period commencing on the Effective Date and ending on the Launch Date.

1.48	“Product” means each of the finished 80mg, 40mg, 20mg, and 10mg dosage strengthsof oxycodone hydrochloride extended release tablets that are approved for sale in the Territory under the ANDA as generic versions of OxyContin® tablets.

1.49	“Promotional Materials” means all printed or graphic matter containing the name of or any information about any of the Products that is intended for distribution to a person who is not an employee or agent of DAVA and any such matter that does not reference a Product but is intended for use in the promotion of a Product. Promotional Materials include, but are not limited to, print and broadcast advertisements in any medium, brochures, booklets, mailing pieces, detailing pieces, file cards, bulletins, calendars, catalogs, letters to physicians or consumers, audio or video recordings, exhibits, literature, reprints, and press releases in any medium.

1.50	“Quality Agreement” has the meaning set forth in Section 7.8 hereof.

1.51	“Receiving Facility” has the meaning set forth in Section 4.3 hereof.

1.52	“Reconciliation Statement” has the meaning set forth in Section 5.3(a) hereof.

1.53	“Reporting Period” means a three-month period corresponding to a Calendar Quarter.

1.54	“Risk Management Plan” means the activities and security controls that IMPAX will require to institute in order to enter into this Agreement as set out on Exhibit F hereto.

1.55	“Rolling Forecasts” has the meaning set forth in Section 4.1(b) hereof.

1.56	“Sales Amount” has the meaning set forth in Section 5.3(d) hereof.

1.57	“Serious ADE” has the meaning set forth in 21 CFR §314.80(A), as amended from time to time.

1.58	“Shipping Expense” means DAVA’s actual freight, storage, and incremental insurance expense incurred exclusively in connection with the storage and distribution of the Products.

1.59	“Specifications” means all product design, regulatory, manufacturing, quality control, and quality assurance procedures, processes, practices, standards, instructions and specifications comprising IMPAX’s FFDCA approval applicable to the manufacture, labeling and packaging of Products as set forth in the ANDA, as attached hereto and incorporated herein as Exhibit C, and as may be hereafter modified by written agreement of the Parties.

1.60	“States” means the 50 states of the United States and the localities therein.

1.61	“Territory” means the United States of America and the Commonwealth of Puerto Rico.

1.62	“Third Party” means any Person that is neither a Party nor an Affiliate of a Party.

1.63	“Wholesalers” means any recognized national or major regional pharmaceutical wholesaler.

II. SCOPE OF AGREEMENT
2.1	Subject to the provisions of this Agreement, IMPAX hereby appoints DAVA as the sole and exclusive distributor of the Products for the Territory and DAVA hereby accepts such appointment and agrees to act as the sole and exclusive distributor of the Products for the Territory and to promote, market and distribute the Products to maximize Gross Profit therefrom in the Territory upon the terms and conditions herein provided.

2.2	During the Pre-Marketing Period, DAVA shall be permitted to communicate, including the solicitation and receipt of orders, with customers regarding the Product to the extent permitted by Law. The foregoing notwithstanding, DAVA shall only be permitted to ship Product to its customers during the Pre-Marketing Period, if and to the extent Product is available for shipment, provided that the receiving customers agree not to commence sales of the Product prior to the Launch Date. Upon the Launch Date, DAVA’s customers shall be permitted to commence dispensing Product.

2.3	Except as otherwise provided in this Section 2.3 or in Section 4.1(d) hereof, during the term of this Agreement, DAVA shall purchase from IMPAX all of its requirements of Products for sale in the Territory and DAVA shall not directly or indirectly manufacture, market or distribute a Competing Equivalent Product. IMPAX shall use its commercially reasonable efforts to timely manufacture and sell such Products to DAVA at the Acquisition Price and on an exclusive basis in the Territory. The foregoing notwithstanding, to the extent that for any reason (other than by reason of a material breach by DAVA of its obligations under this Agreement), including Force Majeure, IMPAX is unable to supply to DAVA, for a period of three (3) consecutive calendar months, at least ninety percent (90%) of the quantity of any Product specified by DAVA in a Firm Order submitted to IMPAX in accordance with Section 4.1(b), DAVA shall be entitled to purchase a Competing Equivalent Product from a supplier other than IMPAX (provided that DAVA shall use its commercially reasonable efforts to limit its contractual obligations to purchase such Competing Equivalent Product and provide IMPAX with copies of all such commitments) and shall be entitled to market, sell, promote and/or distribute such Competing Equivalent Products in the Territory during such time. For purposes of this Section 2.3, the amount of Product that IMPAX is unable to supply to DAVA shall include Product delivered by IMPAX that is rejected by DAVA pursuant to Article VI hereof. Other than with respect to the Delay Payments referred to in Section 4.1(d), the foregoing provision shall be DAVA’s exclusive remedy for the failure of IMPAX to timely supply Product to DAVA. DAVA shall be permitted to purchase such Competing Equivalent Product only until the later of (i) DAVA’s receipt of written notice from IMPAX to the effect that IMPAX shall resume delivery of Products to DAVA in accordance with DAVA’s Firm Orders and Forecasts and (ii) the date DAVA, using commercially reasonable efforts, is able to terminate the agreement(s), if any, under which it is has been acquiring such Competing Equivalent Product.

2.4	During the term of this Agreement, neither IMPAX nor any of its Affiliates shall directly manufacture and sell or supply for resale in the Territory (except for the supply of Products to DAVA pursuant to this Agreement) or sell, market or distribute any Product in the Territory to any Third Party outside of the Territory that IMPAX intends to cause to resell, or that IMPAX has reason to know intends to resell, such Product in the Territory.

2.5	During the term of this Agreement, neither DAVA nor any of its Affiliates shall promote or distribute the Products outside the Territory or to any purchaser, distributor or distributee that DAVA has reason to know intends to utilize, resell or redistribute the Products outside the Territory.

2.6	If, based upon the rolling two-year average of past payments made to IMPAX in respect of the Gross Profit Split (as calculated on April 1 of each calendar year), such payments shall be less than XXXXX dollars ($XXXXX) for a 12-month period, the appointment effected by Section 2.1, upon written notice to DAVA, shall convert to a non-exclusive appointment of DAVA as a distributor of the Products in the Territory, and DAVA shall continue to comply with the terms and conditions of this Agreement as if such conversion shall not have occurred. The foregoing notwithstanding, the conversion to a non-exclusive appointment contemplated in this Section 2.6 shall not occur if, within ten (10) Business Days of receipt of notice from IMPAX, DAVA elects to remit to IMPAX the amount by which such payments were less than XXXXX dollars ($XXXXX).
III. DISTRIBUTION OF PRODUCTS
3.1	During the term of this Agreement, DAVA shall use commercially reasonable efforts (utilizing its marketing, distribution and management systems), which shall be at least equivalent to those efforts used by DAVA with respect to other generic products distributed by it, to develop a market for the Products in the Territory and to actively and continuously promote the sale of and sell the Products in the Territory to maximize Gross Profit. However, DAVA shall not be deemed to have failed to abide by or have failed to perform in accordance with the foregoing standard to the extent that DAVA is prevented from performing or hindered in its performance of such standard by any act or omission of IMPAX. DAVA shall be solely responsible for the advertising and promotion of the Products, including the Promotional Materials, and shall comply with all applicable Laws in that regard including, without limitation, applicable DEA and FDA regulations and guidelines.

3.2	DAVA shall have sole discretion in setting the price for the sale of the Products in the Territory.

3.3	DAVA shall conduct or cause to be conducted such quality control tests as are required of DAVA by Law including, but not limited to, cGMPs, prior to sale or other release of a Product in the Territory.
IV. FORECASTS AND SUPPLY
4.1	(a)	Initial Forecast. The initial forecast, which covers the period commencing on the Launch Date through the end of the subsequent five (5) Calendar Quarters (“Initial Forecast”), is attached as Exhibit D. The forecast for the period from the Launch Date through the end of the third (3rd) full calendar month of the Initial Forecast will be considered firm and binding (“Initial Firm Order”) and is attached hereto and incorporated herein as Exhibit E. The delivery of Product from IMPAX to DAVA pursuant to the Initial Firm Order shall occur in accordance with the delivery schedule specified in the Initial Firm Order (the “Initial Delivery Schedule”).
(b)	Subsequent Forecasts. Within five (5) days prior to the start of each calendar month, DAVA shall provide IMPAX with an updated written rolling forecast of DAVA’s expected requirements, in full manufacturing lot quantities, for the Products during the following fifteen (15) calendar months (“Rolling Forecasts” and, together with the Initial Forecast, the “Forecasts”). The first two (2) calendar months of such forecast shall be a restatement of the remaining firm order period of the prior forecast. The third calendar month shall be within plus or minus twenty five percent (+/- 25%) of the amount stated for such then non-binding calendar month in the immediately preceding forecast, rounded up to the next incremental full standard lot size (i.e., DAVA shall be obligated to order and purchase at least seventy-five percent (75%) of the amount, rounded up to full lot size, set forth in the forecast for such calendar month in the prior forecast). The forecast for the first three (3) months shall be deemed a Firm Order. The amounts set forth for each of the following twelve (12) calendar months shall constitute a non-binding, good faith estimate of the Product requirements of DAVA for such period. IMPAX shall deliver Product to DAVA’s Receiving Facility pursuant to each Firm Order no more than five (5) days after DAVA’s requested delivery date, provided that such Firm Order (other than the Initial Firm Order and the subsequent two (2) Firm Orders is delivered to IMPAX at least three (3) months prior to DAVA’s requested delivery date. The terms and conditions of this Agreement shall be controlling over any conflicting terms and conditions stated in DAVA’s purchase order or IMPAX’s invoice or confirmation. Any other document which shall conflict with or be in addition to the terms and conditions of this Agreement is hereby rejected (unless the Parties shall have mutually agreed to the contrary in writing in respect of a particular instance).

(c)	IMPAX shall promptly notify DAVA in writing if at any time IMPAX has reason to believe that IMPAX will not be able to fill at least ninety-five percent (95%) of a Firm Order for any Product in accordance with the delivery schedule specified therein by DAVA and pursuant to the terms and conditions of this Agreement.

(d)	To the extent that (1) IMPAX’s delivery to DAVA of at least ninety percent (90%) of any Product set forth in a Firm Order is delayed for more than forty-five(45) days beyond the period permissible under Section 4.1(b) hereof and (2) as a result of such delay DAVA is unable to fill an order by a Third Party for such Product or a Third party rejects or fails to accept a delivery of an order that included such delayed Product, then IMPAX shall pay to DAVA an amount equal to DAVA’s Losses resulting from such inability, rejection or failure to accept. (“Delay Payment”); provided, however, that no such Delay Payment shall be payable if the delay is caused by (i) Force Majeure, (ii) Product recall, (iii) a material breach by DAVA of its obligations under this Agreement including, without limitation, DAVA’s failure to deliver or delay in delivery of properly executed DEA Forms 222, or (iv) IMPAX’s inability, through no fault of its own, to acquire sufficient active ingredient of the Product due to DEA quota restrictions. Notwithstanding the foregoing, such Delay Payment will be payable with respect to the Products specified for the fourth shipment of the Initial Firm Order irrespective of the cause of the delay, unless the delay is caused by the material breach by DAVA as set forth in clause (iii) of the proviso to the preceding sentence. Any obligation to make Delay Payments hereunder shall not exceed the sum of XXXXX dollars ($XXXXX) . Any Delay Payment shall be paid by IMPAX within seventy-five (75) days after receipt of DAVA’s invoices therefor, which invoices shall set forth in reasonable detail the manner in which the Delay Payments were calculated. If IMPAX disputes the amount of such invoice, it shall notify DAVA within ten (10) days of its receipt of such invoice and thereafter the Parties shall enter into good faith negotiations in order to revise, if necessary, the amount of the Delay Payment. If the Parties are unable to agree upon revisions to the Delay Payment within twenty (20) days after the date of DAVA’s invoice therefor, any Party shall have the right, exercisable by written notice to the other Party, to invoke the arbitration provisions set forth in Article XXXI. During the time period during which the Parties are unable to agree upon the amount of the Delay Payment, IMPAX shall pay such invoice only to the extent it is in agreement with it. Notwithstanding the provisions of Section 2.3, DAVA, to mitigate its Losses, shall use its commercially reasonable efforts to cause a Third Party to produce and sell to DAVA a Competing Equivalent Product as to which there has been such delay in delivery by IMPAX. To the extent that DAVA is able to purchase Competing Equivalent Products from a Third Party, DAVA shall be entitled to Delay Payments with respect to the sale of such Competing Equivalent Product to the extent sales thereof result in Losses to DAVA.

(e)	All Firm Orders and Forecasts shall be in writing or may be provided electronically to IMPAX. Firm Orders shall be accompanied by appropriate documentation, including DEA Form 222, if necessary.
4.2	IMPAX shall accept all Firm Orders submitted in accordance with and on the terms set forth in this Agreement. Notwithstanding anything to the contrary contained herein, no terms and conditions contained in any Firm Order, acknowledgment, invoice, bill of lading, acceptance or other preprinted form issued by either Party shall be effective to the extent such are inconsistent with the terms of this Agreement or the Quality Agreement.

4.3	Subject to receipt of proper documentation, including DEA Form 222 (if necessary), IMPAX shall deliver ordered Product to the U.S. based warehouse designated by DAVA (the “Receiving Facility”) C.I.F. DAVA facility(ies) in the United States. Title to and risk of loss or damage to the Products shall pass to DAVA upon delivery and receipt of the Products at the Receiving Facility. IMPAX shall promptly provide DAVA by fax with a copy of the bill of lading stating that any order (or part thereof) has been shipped to the Receiving Facility (this bill of lading shall hereafter be referred to as the “Availability Notice”).

4.4	Products supplied by IMPAX shall (i) have a shelf life of at least twenty four (24) months from the date of manufacture and (ii) at the time of the Availability Notice, conform to the DAVA Label and Tablet Specifications. IMPAX agrees that no Product shall have a remaining shelf life of less than eighteen (18) months from the date of the Availability Notice.

4.5	All Products supplied hereunder will be in finished dosage form, filled, packaged and labeled for commercial sale in accordance with the terms and conditions of this Agreement, the Quality Agreement, the Specifications and applicable Laws. IMPAX will be responsible for the purchase of all other materials that are included in finished Products.

4.6	IMPAX shall be responsible for all DEA reporting, where applicable, in connection with the shipment of the Products to DAVA’s designated distribution facility and DAVA shall be responsible for all DEA reporting in connection with the receipt of Products from IMPAX and the sale of Products to DAVA’s customers.

4.7	The Acquisition Price includes the expense of providing tablet imprinting, package inserts and labelling and packaging materials in conformity with the DAVA Label and Tablet Specifications and includes shipping costs. All packaging materials, inserts and labels shall comply with the DAVA Label and Tablet Specifications provided to IMPAX by DAVA. IMPAX shall be responsible, except with regard to DAVA’s logos, trademarks and any other information provided by DAVA, for compliance of the packaging materials, inserts and labels with the requirements of the Specifications, FDA and FFDCA. IMPAX will not change in any manner the labelling of Products supplied to

DAVA without the prior written consent of DAVA, except as may be required by Law, the FDA or the FFDCA, in which case IMPAX shall give DAVA prompt and prior written notice thereof. DAVA shall, at its sole cost and expense, supply to IMPAX in a timely fashion, all required artwork for DAVA’s logo, trademarks and other identifying features to be used in connection with the Product packaging and labelling. DAVA acknowledges that all DAVA package inserts, labels, labeling and Promotional Materials will be submitted by IMPAX to the FDA.

4.8	All orders for Product shall be placed using DAVA’s standard form of purchase order and shall be invoiced using IMPAX’s standard form of invoice. All purchase orders submitted by DAVA shall require the purchase of Product in minimum production whole batch sizes, which sizes are indicated in Exhibit A hereto, or multiples thereof (unless IMPAX agrees in writing to smaller quantities either generally or in respect of any particular purchase order) and shall specify, amongst other things, the required delivery date (which shall anticipate an order\delivery cycle of at least twelve (12) weeks from acceptance or deemed acceptance thereof (as contemplated below)).

4.9	Any and all transfer, sales, use, registration and other taxes imposed upon or with respect to or measured by the sale or delivery by IMPAX to DAVA of any Product under this Agreement will be the responsibility of and for the account of DAVA. Unless IMPAX is provided with a certificate evidencing DAVA’s exemption from the payment of sales taxes (i.e., Certificate of Authority), Sales tax will be included on IMPAX’s invoices to DAVA for such Products. Notwithstanding the previous sentence, DAVA will have no obligation to pay any income tax imposed on IMPAX or any of its Affiliates, which may arise from the transactions contemplated by this Agreement.
V. PAYMENTS AND REPORTS
5.1	Appointment Fee. In consideration for being appointed the exclusive distributor of the Products for the Territory, DAVA shall pay the Appointment Fee set forth in Exhibit G hereto.
5.2	(a)	Acquisition Price. DAVA shall remit payment for shipments of Products sent by IMPAX to DAVA in U.S. dollars within seventy-five (75) days following the date of IMPAX’s invoice which will be transmitted no earlier than with delivery of the Product; provided, however, that with respect to the Initial Firm Order, DAVA shall remit payment within one-hundred five (105) days of date of invoice and shipment. The invoice, which shall not be dated prior to the date IMPAX provides DAVA with an Availability Notice, shall reflect the Acquisition Price on date of shipment by IMPAX for each Product.
(b)	The Acquisition Price for each Product for the period commencing on the

Launch Date and ending on December 31, 2006 is set forth on Exhibit A attached hereto. By November 1 of each year (commencing with November 1, 2006) and each twelve (12) month period thereafter, IMPAX will provide DAVA with (i) the new Acquisition Price and (ii) documentation of the increase, if any, of IMPAX’s cost of the active ingredient of the Product over the past twelve month period. The new Acquisition Price for any year shall be the then-current fully-burdened cost of manufacturing the Product (as calculated using the same methodology and components used to calculate such costs for purposes of Exhibit A hereto), plus an amount equal to XXXXX percent (XXXXX%) of such change. The foregoing notwithstanding, the percentage increase in the Acquisition Price in any one year for all components of the Acquisition Price, other than the cost of the active ingredient of the Product, shall not exceed the annual percentage increase for the period ending on the immediately preceding October 30th in the Consumer Price Index, National for All Urban Consumers, All Items, as reported by the United States Bureau of Labor Statistics or any government successor thereof.

(c)	With respect to any payments which are not made when due under this Agreement, DAVA shall, within five (5) days of receipt of written notice from IMPAX, pay IMPAX interest at the rate of twelve percent (12%) per annum or part thereof, until paid in full.
5.3	(a)	Gross Profit Split/Reconciliation Statement. Within fifteen (15) days following the end of each Reporting Period, DAVA shall submit to IMPAX a written report (“Reconciliation Statement”) setting forth the quantity of each Product sold by DAVA during the Reporting Period and the Net Sales, Acquisition Price, Marketing Allowance, Label Conversion Fee (if applicable), Shipping Expense and Gross Profit related to such sales. DAVA will (i) provide IMPAX with ending inventory quantities for each Product as of the end of each Reporting Period and (ii) upon reasonable notice to DAVA and during normal business hours, make available to IMPAX, at DAVA’s offices, once each quarter, all original invoicing source documentation regarding sales of the Products to enable IMPAX to verify sales of Products and all adjustments made to calculate Gross Profit.
(b)	Gross Profit Split. DAVA shall pay IMPAX an amount equal to XXXXX percent (XXXXX%) of the Gross Profit (“Gross Profit Split”) with respect to all Products sold by DAVA during each Reporting Period, which amount shall be due and payable to IMPAX no later than thirty (30) days after each Reporting Period. In the event that Gross Profit is a negative amount for any Reporting Period, no payment or refund shall be due from DAVA to IMPAX or from IMPAX to DAVA, in respect thereof, provided, however, the Gross Profit with respect to the subsequent Reporting Period, shall be reduced by such negative amount for purposes of determining IMPAX’s Gross Profit Split for such subsequent Reporting Period. For purposes of this Section 5.3(b), the period commencing on the Launch Date and ending on December 31, 2005 shall be included in the Reporting Period ending March 31, 2006.

(c)	Excess Gross Profit. The provisions of Section 5.3(b) hereof notwithstanding, to the extent the aggregate Gross Profit generated by DAVA with respect to the Products during any calendar year exceeds XXXXX dollars ($XXXXX), IMPAX’s share of the amount of Gross Profits generated during such calendar year in excess of XXXXX dollars ($XXXXX) shall be XXXXX percent (XXXXX%) (the “Excess Gross Profit Split”). DAVA shall remit any amount payable by operation of this Section 5.3(c) simulatenously with the Reconciliation Statement deliverable with respect to the fourth (4th) Reporting Period in the calendar year to which this Section applies, if any. DAVA will not knowingly engage in any practice which has as its primary purpose the shifting of sales from one period into another period so as to shift Gross Profits from one period to another period.

(d)	Sales Amount/Adjustment. In determining Net Sales, the Parties shall agree upon a fixed percentage of the gross amount invoiced by DAVA to be deducted from such gross amount (the “Discount”) to reflect, with respect to sales to Third Parties, applicable (i) trade discounts, (ii) promotional allowances, (iii) cash discounts, (iv) customer refunds and credits, (v) returns, (vi) reprocurement charges, (vii) customer and government rebates (viii) chargebacks, (ix) retroactive price or shelf stock adjustments and price equalizations. The product of the gross amount invoiced multiplied by the Discount is referred to herein as the “Sales Amount.” During the period commencing on the Effective Date and ending on March 31, 2006, the Discount shall be XXXXX percent (XXXXX%) with respect to sales to Wholesalers and XXXXX percent (XXXXX%) with respect to sales to customers other than Wholesalers. With repect to the Calendar Quarters beginning April 1, July 1, and October 1, 2006, no later than fifteen (15) days prior to the commencement of each such Calendar Quarter, the Parties shall mutually agree, in writing, upon the Discounts to be applied with respect to Product sales during the immediately following Calendar Quarter. With repect to each calendar year commencing with the calendar year ending on December 31, 2007, no later than 30 days prior to the beginning of each such calendar year, the Parties shall mutually agree, in writing, upon the Discounts to be applied with respect to Product sales during such calendar year.

If the Parties are unable to agree upon any such Discount within the periods set forth in this Section 5.3(d), any Party shall have the right, exercisable by written notice to the other Party, to invoke the arbitration provisions set forth in Article XXXI, and the Discount then in effect shall remain in effect pending resolution or agreement.

(e)	Records and Audit. (i) DAVA shall keep complete and accurate books and records setting forth Gross Profit, gross sales, Net Sales (including all deductions to determine Net Sales), Marketing Allowance, Label Conversion Fee, Shipping Expense, aggregate Acquisition Price, and any and all amounts due to IMPAX hereunder, which books and records shall be maintained in accordance with GAAP on an individual Product basis. DAVA shall permit IMPAX, at IMPAX’s expense, to engage an Accountant, reasonably acceptable to DAVA, to examine such books and records at any reasonable time, but not more than two (2) times per year and not later than three (3) years following the rendering of the reports, accountings and payments that are the subject of the examination. IMPAX shall use resonable efforts to cause the Accountant to execute a written agreement, reasonably satisfactory to DAVA, obligating such Accountant to maintain in confidence all information disclosed to such Accountant during the examination and all information generated by such Accountant pursuant to the examination. In the event such examination determines that DAVA has underpaid IMPAX for the period under review by more than five percent (5%), DAVA shall also reimburse IMPAX for the cost of such examination and pay to IMPAX interest on such underpayment at the rate of 12% per annum. The determination by the Accountant will be binding on the Parties.

(ii) IMPAX shall keep complete and accurate books and records setting forth the cost of the active ingredient of the Product and the cost of the components comprising, and the methodology of calculating, the Acquisition Price. IMPAX shall permit DAVA, at DAVA’s expense, to engage an Accountant, reasonably acceptable to IMPAX, to examine such books and records at any reasonable time, but not more than one (1) time per year and not later than three (3) years following the rendering of the reports, accountings and payments that are the subject of the examination. DAVA shall use resonable efforts to cause the Accountant to execute a written agreement, reasonably satisfactory to IMPAX, obligating such Accountant to maintain in confidence all information disclosed to such Accountant during the examination and all information generated by such Accountant pursuant to the examination. In the event such examination determines that DAVA has overpaid IMPAX for the period under review by more than five percent (5%), IMPAX shall also reimburse DAVA for the cost of such examination and pay to DAVA interest on such underpayment at the rate of 12% per annum. The determination by the Accountant will be binding on the Parties.

VI. PRODUCT TESTING/INSPECTION
6.1	IMPAX shall perform quality assurance testing with respect to the Products sold hereunder, including stability testing, so that the Products conform with the Specifications as of the date of the Availability Notice. Upon each delivery of Product to DAVA, IMPAX shall provide to DAVA a certificate for the Product describing the Product, product number, lot number and expiration date and certifying that the Product meets the Specifications in the form of a Certificate of Analysis (hereinafter “COA”). IMPAX will also provide DAVA with Material Safety Data Sheets (hereinafter “MSDS”) as required by Law for the Products, and updates of same as necessary. DAVA will permit IMPAX’s personnel, upon reasonable notice, to visit at reasonable intervals, and for reasonable durations during regular business hours, any DAVA facility used for the storage and distribution of the Products and will allow such personnel to review and make copies of any relevant records in connection therewith.

6.2	DAVA shall have a period of thirty (30) days from the later of (a) the date of shipment of the Products in accordance with Sections 4.3 and 4.4 hereof, or (b) the date of DAVA’s receipt of the COA’s applicable to such Product, to inspect any shipment of a Product to determine whether such shipment conforms to the Specifications. If DAVA determines that a Product does not conform to the Specifications, it shall notify IMPAX, immediately, if possible, but no later than five (5) Business Days after determining a Product does not conform to the Specifications. DAVA’s failure to notify IMPAX within the stipulated period will be deemed, for purposes of this Agreement, as DAVA’s acceptance of such shipment and shall constitute a waiver of any claims DAVA may have against IMPAX under this Article VI with respect to such shipment including, without limitation, the right to return any such shipment. DAVA shall have no right to return a Product unless such Product does not conform to the Specifications or is damaged. If IMPAX agrees that a Product does not conform to the Specifications, DAVA’s sole remedy shall be as set forth in this Section 6.2. DAVA shall return the non-conforming Product to IMPAX, at a location designated by IMPAX and at IMPAX’s expense. IMPAX, at no expense to DAVA, shall either, in IMPAX’s sole discretion, (i) use commercially reasonable efforts to replace any non-conforming Product, or (ii) immediately provide a credit to DAVA for any amounts paid by DAVA to IMPAX on account of the Products in question. If IMPAX proceeds with replacing the non-conforming Product, then replacement Products shall be supplied by IMPAX to DAVA at no cost to DAVA if DAVA has already paid for the rejected Products and not received a credit therefor, as aforesaid. DAVA shall have one (1) full Business Day after receipt of the Product to claim a delivery shortage and failure of such notice shall constitute acceptance of the amount of Product delivered.

6.3	In the event IMPAX does not agree with DAVA’s determination that a Product fails to meet Specifications, the Parties shall, in good faith, attempt to resolve such dispute. In the event the Parties cannot resolve such dispute among themselves, either Party may submit the matter to an independent testing laboratory agreeable to both DAVA and IMPAX for a binding opinion. The expenses of obtaining the binding opinion shall be equally shared by DAVA and IMPAX. In the event that the Parties do not agree to submit the dispute to a testing laboratory or do not agree on an independent testing laboratory, the Parties shall remain free to pursue a remedy in a manner consistent with Article XIV hereof.
VII. REGULATORY COMPLIANCE
7.1	IMPAX shall remain responsible for maintaining and fulfilling all regulatory requirements in the Territory with respect to a Product that are imposed by Law upon IMPAX as the manufacturer of the Product and the holder of the ANDA in connection therewith. IMPAX shall be responsible for all DEA reporting related to the manufacture of the Products and sale to DAVA and DAVA shall be responsible for all DEA reporting relating to its receipt of Products from IMPAX and the sale of the Products to its customers. DAVA shall be responsible for obtaining, maintaining and fulfilling all regulatory requirements in the Territory with respect to a Product that are imposed by Law upon DAVA in connection with DAVA’s marketing, distribution and sale of such Product. DAVA and IMPAX shall cooperate, to the fullest extent, to ensure that the Parties comply with such regulatory requirements, including but not limited to the prompt reporting of ADE information and other postmarketing reports as are required to be filed with the FDA or its equivalent; provided however, that this provision shall not be interpreted to require IMPAX to disclose to DAVA any Intellectual Property owned by any Third Party, regardless of whether IMPAX has access to such Intellectual Property. The parties agree that DAVA shall submit to IMPAX or its designee all complaints, ADE reports and other medical inquiries associated with a Product as soon as possible but within forty-eight (48) hours of DAVA’s receipt of such reports. IMPAX will be responsible for fulfilling any regulatory requirements with respect to such events and will make any necessary contact with the FDA regarding the subject matter of same.
7.2	IMPAX shall notify DAVA promptly, but in no event later than ten (10) Business Days after it obtains knowledge, of any pending or threatened litigation or governmental investigation, proceeding or action involving a Product or the facility where a Product is being manufactured by IMPAX or its Affiliate of which IMPAX becomes aware and of any defective, adulterated or misbranded Product manufactured by it or its Affiliate. IMPAX shall notify DAVA promptly, but in no event later than ten (10) Business Days, of any complaints related to the Products which it receives from customers of DAVA or others concerning any Product.
7.3	Each of IMPAX and DAVA shall keep, or cause its Affiliates to keep, as required, such samples and such records (or copies thereof) in respect of the

Products being manufactured, supplied or distributed by it as are required by the applicable Specifications and/or applicable Law for such period of time as may be required thereunder. Each of IMPAX and DAVA shall, and shall cause its Affiliate to, permit the other to have access to such samples and original records as are required to be maintained by such Party or its Affiliate upon reasonable notice to the other.
7.4	Each of IMPAX and DAVA shall promptly, but in no event later than ten (10) Business Days following its receipt thereof, provide the other with a copy of any correspondence or notices received by such Party (or its Affiliate) from the FDA regarding the Products. Further, each of IMPAX and DAVA shall promptly, but in no event later than ten (10) Business Days following its transmission thereof, provide a copy of any response to any such correspondence (provided that IMPAX or its Affiliate or DAVA, as the case may be, shall be entitled to delete from any such correspondence any references to IMPAX’s or such Affiliate’s, or DAVA’s, Confidential Information unrelated to the Products). Each of IMPAX and DAVA shall notify the other promptly, but in no event later than ten (10) Business Days following the occurrence thereof, of any materially adverse inspections by the FDA, DEA or other regulatory authorities which pertain to the Products or to the facilities of such Party or its Affiliate where the Products are being manufactured or stored and provide the other with a copy of the report received by such Party or its Affiliate from the FDA relating to such inspection (appropriately redacted for Confidential Information unrelated to the Products).
7.5	In the event DAVA or IMPAX shall be required or requested by any governmental authority within the Territory (or shall voluntarily decide) to recall a Product because such Product may violate any Laws or for any other reason, the Parties shall cooperate fully with one another in connection with any recall. If either Party believes a voluntary recall is necessary, the other Party shall not object to such recall. If a recall is due to IMPAX’s negligence, willful misconduct or breach of this Agreement, IMPAX shall reimburse DAVA for the Acquisition Price paid by DAVA for such recalled Product (to the extent paid by DAVA), all of the reasonable costs and expenses actually incurred by DAVA in connection with the recall, including, but not limited to, the costs of retrieving Products already delivered to customers, the costs and expenses DAVA is required to pay for notification, shipping and handling charges, reasonable attorney’s fees, and such other costs as may be reasonably related to the recall. If a recall is due to DAVA’s negligence, willful misconduct or breach of this Agreement, DAVA shall remain responsible for the Acquisition Price for the recalled Product and shall reimburse IMPAX for all the reasonable costs and expenses described above actually incurred by IMPAX in connection with such recall including administration of the recall and such other actual costs as may be reasonably related to the recall. If a recall results from a cause other than the negligence, willful misconduct or breach of this Agreement of or by DAVA or IMPAX, the Parties shall equally share all costs of the recall, including the Acquisition Price. Prior to any reimbursements pursuant to this Section 7.5, the Party claiming any reimbursement shall provide the other Party with reasonably acceptable documentation of all reimbursable costs and expenses. Neither party shall be liable to the other for consequential damages or lost profits whether in contract, warranty, negligence, tort, strict liability or otherwise, due to a product recall or the manufacture, storage, shipping, transportation, delivery, labeling, sale, marketing, distribution or use of the Product.
7.6	DAVA shall be responsible for filing and maintaining all documentation and other information as required by each and every State and the Commonwealth of Puerto Rico (“Puerto Rico”) for the purpose of listing each Product on each such State’s and Puerto Rico’s formulary or other similar authority, and for obtaining any approvals as may be necessary to sell such Products in the Territory. IMPAX shall provide DAVA with such assistance as reasonably necessary to obtain such listings including taking such steps on DAVA’s behalf as may be required by a manufacturer under any State’s laws, regulations or procedures. DAVA will pay Medicaid and other applicable rebates required by law or contract.
7.7	It shall be DAVA’s responsibility to enter into all agreements with state and federal governments necessary for coverage of the Products under state or federal health care programs and to list the Products under such agreements, including, but not limited to, the Medicaid Rebate Agreement with the Centers for Medicare and Medicaid Services, the PHS Pharmaceutical Pricing Agreement and the Master Agreement with the U.S. Department of Veterans Affairs. It shall be DAVA’s responsibility to make any required reporting and payments under such government agreements.

7.8	Within thirty (30) days following the Effective Date, DAVA and IMPAX shall enter into a Quality Agreement in form and content reasonably acceptable to DAVA and IMPAX (“Quality Agreement”). The Quality Agreement will include protocols and specific responsibilities for handling all Product quality complaints, ADE reports, and professional medical service inquiries in accordance with IMPAX’s standard operating procedures and in conformity with applicable Laws.

7.9	IMPAX will permit DAVA’s representatives access, once prior to the Launch Date and no more than once each calendar year during the Initial Term, at reasonable times and on reasonable notice, to IMPAX’s manufacturing facilities for Product to conduct inspections of the premises where the Products are being manufactured. All of DAVA’s representatives will be obligated to execute a reasonable confidentiality agreement prior to commencing any such inspection. DAVA will provide IMPAX with a written report of the results of any inspections of IMPAX’s manufacturing facilities for Product within 30 days of any such inspection. If IMPAX disputes the findings of the inspection, such dispute will be resolved through the resolution procedures set forth in the Quality Agreement.

7.10	The Risk Management Plan that IMPAX is implementing in connection with the execution of this Agreement is attached hereto as Exhibit F. Beginning in the calendar year ending December 31, 2006 DAVA will reimburse IMPAX for XXXXX percent (XXXXX%) (XXXXX percent (XXXXX%)) in any year in which IMPAX shall have received a payment under Section 5.3(c) hereof) of IMPAX’s actual out-of-pocket expenses related to the implementation of the Risk Management Plan, provided that DAVA’s obligation in any one calendar year, under this Section 7.10 shall not exceed XXXXX dollars ($XXXXX). DAVA shall remit amounts owing to IMPAX under this Section 7.10 within forty five (45) days of receipt of an invoice from IMPAX detailing IMPAX’s expenses, but in no event prior to IMPAX’s completion of delivery of Product ordered by DAVA in its Initial Firm Order to DAVA in accordance with the Initial Delivery Schedule. DAVA shall cooperate with IMPAX and IMPAX’s implementation of the Risk Management Plan including, without limitation, including inserting elements of the Risk Management Plan in DAVA’s Promotional Materials and on its website and in other materials, where appropriate.

7.11	IMPAX, in its sole discretion, and at its cost, may perform periodic security audits of DAVA’s Product distribution system and will disclose its findings to DAVA. Except for cause, such security audits may be made no more than two times each calendar year, at reasonable times and on reasonable notice. DAVA will give IMPAX reasonable access and cooperation in connection with IMPAX’s security audits.
VIII. TERM AND TERMINATION
8.1	The term of this Agreement shall begin on the Effective Date and shall terminate on the tenth (10th) anniversary of such date (the “Initial Term”). Thereafter, this Agreement shall automatically renew for successive one-year terms on the terms and conditions described herein unless one Party informs the other in writing of its intent to terminate this Agreement no less than twelve (12) months prior to the expiration of the then current term.
8.2	(a)	If either Party commits a material breach of this Agreement, the other Party shall have the right to terminate this Agreement upon sixty (60) days written notice to the breaching Party specifying the breach, unless the Party allegedly in breach cures the asserted breach within such sixty (60) day cure period.
(b)	If either Party (i) institutes or has instituted against it any insolvency, receivership, bankruptcy or other proceedings for the settlement of that Party’s debts, and such proceedings are not dismissed within sixty (60) days, (ii) makes an assignment for the benefit of creditors, or (iii) dissolves or ceases to do business, the other Party may terminate this

Agreement immediately upon written notice.
(c)	If IMPAX shall have paid DAVA a Delay Payment for a period of twelve (12) consecutive months, DAVA may terminate this Agreement immediately upon written notice.

(d)	DAVA may terminate this Agreement upon written notice to IMPAX in the event that (i) any court in the Territory determines either that the sale of the Product or any Competiting Equivalent Product is in violation of Intellectual Property rights of the owner of OxyContin® or (ii) a settlement is entered into between the owner of OxyContin®, on the one hand, and IMPAX or the seller of a Competing Equivalent Product, on the other hand, pursuant to which it is agreed that sales of the 40 mg. and 80 mg. dosage strengths of the Product or Competing Equivalent Products, as the case may be, shall cease.
Notwithstanding anything to the contrary contained in this Section 8.2, DAVA may not terminate this Agreement pursuant to the provisions of Section 8.2(a) or 8.2(c), if there shall have been a material breach on the part of DAVA under this Agreement.
8.3	Effect of Termination.
(a)	Termination of this Agreement for any reason shall be without prejudice to:
(i)	IMPAX’s right to receive all payments already due from DAVA;

(ii)	DAVA’s right to sell such Product remaining in its inventory, and

(iii)	Any other legal, equitable, or administrative remedies as to which a Party is or may become entitled, subject to the limitations provided in this Agreement.
(b)	Upon termination of this Agreement by IMPAX pursuant to the provisions of Section 8.2(a), the installments of the Appointment Fee remaining unpaid at the time of termination shall become immediately due and payable.

(c)	Upon expiration or termination of this Agreement, IMPAX shall, at the election of the terminating Party, either (i) manufacture and ship, and DAVA shall purchase from IMPAX in accordance with the terms and conditions of this Agreement, any and all amounts of Products actually ordered for shipment by DAVA pursuant to a Firm Order prior to the effective date of such expiration or termination or (ii) cease shipment of product to DAVA whether or not subject to a Firm Order.
(d)	Termination of this Agreement for any reason shall not release either Party hereto from any obligation or liability which at such time has already accrued or which thereafter accrues from a breach prior to such expiration or termination, nor affect in any way the survival of any other right, duty or obligation of either Party hereto which is expressly stated elsewhere in this Agreement to survive such termination.

(e)	Termination of this Agreement by DAVA under Section 8.2 hereof shall relieve DAVA of its obligation to pay any installments of the Appointment Fee payable subsequent to such termination.

(f)	In the event of a termination under Section 8.2 hereof, DAVA shall either (i) sell to Third Parties any inventory of the Product held by DAVA or by DAVA’s distributor at the time of such termination, or (ii) return the inventory of Product held by DAVA or by DAVA’s distributor to IMPAX at IMPAX’s expense if such sale is prohibited by court order or regulatory action.
8.4	(a)	Suspension of Payment of Appointment Fee. Notwithstanding Section 5.1, upon notice to IMPAX of the occurrence of any of the events set forth below (each, an “Event”), DAVA may suspend payment of any installment of the Appointment Fee not paid as of the date of the Event. An Event giving rise to a suspension of the Appointment Fee payments is as follows:
(i)	the failure of IMPAX to supply DAVA with ninety percent (90%) of the amounts of any Product ordered in a Firm Order (the amount by which the amount supplied failed to constitute 90% being referred to herein as a “Deficiency”) for any three months during any calendar year as a result of IMPAX’s inability, through no fault of its own, to acquire sufficient active ingredient of the Product due to DEA quota restrictions, unless such failure is a result of a material breach by DAVA of its obligations hereunder (e.g. an Event shall have occurred under this Section 8.4(a)(i) if during a calendar year (1) IMPAX delivers 50% of any amount of a dosage strength of the Product ordered in each of January, February and June or (2) IMPAX delivers (i) only 85% of the amont of the 80mg dosage strength Product ordered in January (ii) 70% of the amount of the 40mg dosage strength Product ordered in February and (iii) 75% of the amount of the 20mg dosage strength Product ordered in March); provided, however, that no Deficiency shall be deemed to exist as to any month if IMPAX, in fulfilling DAVA’s Firm Orders for the next suceeding one month, delivers additional Product in the amount of the Deficiency;

(ii)	if the Launch Date is delayed for a period of more than five (5) days after December 5, 2005,

(iii)	in the event the sale of the 20mg, 40mg, or 80mg dosage strength of OxyContin® is discontinued (either voluntarily or involuntarily), or

(iv)	in the event that the NDA related to the 80mg or 40mg dosage strength of OxyContin® is withdrawn voluntarily or suspended or terminated by a regulatory body.
(b)	Upon the occurrence of an Event, the Parties shall enter into good faith negotiations in order to revise, if necessary, the remaining unpaid Appointment Fee, Gross Profit Split and Excess Gross Profit Split (collectively, the “Revised Terms”). If the Parties are unable to agree upon the Revised Terms within ten (10) days after the occurrence of an Event, any Party shall have the right, exercisable by written notice to the other Party, to invoke the arbitration provisions set forth in Article XXXI. During the time period during which the Parties are unable to agree upon Revised Terms, the terms then in effect, other the remaining unpaid Appointment Fee, which shall remain suspended, shall continue to remain in effect.
IX. INDEMNIFICATION AND INSURANCE
9.1	DAVA shall defend, indemnify and hold harmless IMPAX, its Affiliates and the respective officers, directors, agents and employees of each from and against any Losses resulting from or arising out of (i) DAVA’s storage, handling, marketing, promotion, distribution, and/or delivery of the Products, including, without limitation, product liability claims arising out of DAVA’s storage, handling, marketing, promotion, distribution, or delivery of the Products, (ii) the execution by DAVA of this Agreement, (iii) the performance or breach by DAVA of its representations, warranties or obligations under this Agreement or (iv) the negligence or willful misconduct of DAVA, its employees or its agents (collectively “DAVA Activities”), except to the extent such Losses result from IMPAX Activities.

9.2	IMPAX shall defend, indemnify and hold harmless DAVA, its Affiliates and the respective officers, directors, agents and employees of each from and against any Losses resulting from or arising out of (i) IMPAX’s design, manufacturing, testing, packaging, storage, handling, and labeling (other than Losses resulting from or arising out of DAVA Label and Tablet Specifications) of the Products, including, without limitation, product liability claims except for any claims arising out of DAVA’s storage, handling, marketing, promotion, or delivery of the Products, (ii) the execution by IMPAX of this Agreement, (iii)

the performance or breach by IMPAX of its representations, warranties or obligations under this Agreement, (iv) the negligence or willful misconduct of IMPAX, its employees or its agents (collectively “IMPAX Activities”), or (v) a violation of the Intellectual Property rights of a Third Party arising out of the marketing and sale of the Products in the Territory, except, to the extent such Losses result from DAVA Activities. The foregoing notwithstanding, with respect to Section 9.2(v), DAVA Activities shall be limited to the design of the DAVA Label and Tablet Specifications and DAVA’s Promotional Materials.
9.3	A Party seeking indemnification (“Indemnified Party”) shall notify, in writing, the other Party or Parties (“Indemnifying Party”) within thirty (30) days of the assertion of any claim or discovery of any fact upon which the Indemnified Party intends to base a claim for indemnification. An Indemnified Party’s failure to so notify the Indemnifying Party shall not, however, relieve such Indemnifying Party from any liability under this Agreement to the Indemnified Party with respect to such claim except to the extent that such Indemnifying Party is actually denied, during the period of delay in notice, the opportunity to remedy or otherwise mitigate the event or activity(ies) giving rise to the claim for indemnification and thereby suffers or otherwise incurs additional liquidated or other readily quantifiable damages as a result of such failure. The Indemnifying Party, while reserving the right to contest its obligations to indemnify hereunder, shall be responsible for the defense of any claim, demand, lawsuit or other proceeding in which the allegations, if proved, would trigger the Indemnifying Party’s obligations under Section 9.1 or 9.2. The Indemnified Party shall have the right at its own expense to participate with the Indemnifying Party in the defense of any such claim, demand, lawsuit or other proceeding. The Indemnifying Party shall have the right to settle, try or otherwise dispose of or handle such claim, demand, lawsuit or other proceeding on such terms as the Indemnifying Party shall deem appropriate subject to the consent of the Indemnified Party, which consent shall not be unreasonably withheld; provided that the Indemnified Party shall have no obligation to consent to any settlement of any such claim which imposes on the Indemnified Party any liability or obligation which will not be assumed and performed in full by the Indemnifying Party.
9.4	During the term of this Agreement and for a period of not less than twenty four (24) months following the termination of this Agreement, each of DAVA and IMPAX shall (and shall cause their respective Affiliates who are involved in the manufacture or distribution of the Products to) carry or be subject to coverage under (as an additional insured under its own policy or policies or a policy or policies of its parent corporation), at its own cost and expense, comprehensive general liability insurance and product liability and contractual liability insurance with respect to suits brought in the Territory, or maintain self insurance coverage (directly or through an Affiliate), in an amount of not less than twenty million dollars (US$20,000,000) in the aggregate and ten million dollars (US$10,000,000) per occurrence, which insurance, if not in the form of self insurance coverage, will be written on a claims made policy form for product liability with an insurance carrier or carriers reasonably acceptable to the other Party (which will have a retroactive date no later than the Effective Date). Each of IMPAX and DAVA shall, at the request of the other, provide reasonable evidence to such requesting Party of compliance with its insurance obligations under this Section 9.4 and evidence of renewals of any such policy, from time to time. IMPAX shall cause DAVA to be named as an additional insured\vendor under the product liability insurance policy or policies to be obtained and maintained (or caused to be obtained and maintained) by IMPAX pursuant hereto for bodily injury and property damage caused by Products supplied by IMPAX to DAVA. DAVA shall cause IMPAX to be named as an additional insured for bodily injury and property damage caused by those acts or omissions for which DAVA is responsible hereunder under the product liability insurance policy or policies to be obtained and maintained (or caused to be obtained and maintained) by DAVA pursuant hereto.
X. CONFIDENTIAL INFORMATION
10.1	Each of the Parties hereto agrees that, without the prior written consent of the other, or except as may be required by law or court order, the existence and terms of this Agreement shall remain confidential and shall not be disclosed to any Person other than employees and professional advisers of such Party or its Affiliates who reasonably require knowledge of the existence or terms of this Agreement and who are bound to such Party or its Affiliates by a like obligation of confidentiality. Such employees and advisors will be advised of the nature and existence of the confidentiality undertakings of this Agreement and of the applicability of such undertakings to them.
10.2	The Parties acknowledge that they are party to a Bilateral Confidential Disclosure Agreement, dated October 14, 2005, (“CDA”) which is expressly superseded by the terms provided herein. The Parties further acknowledge that the obligations set forth in this Article X shall apply retroactively to the treatment of any and all Confidential Information disclosed pursuant to the CDA. Confidential information is any information relating to the business or business plans of a Party including, without limitation, know-how, formulas, trade secrets, clinical or non-clinical data, processes, specifications, costs and customers (“Confidential Information”). Confidential Information as to either Party shall not include any portion thereof which (i) is known to the receiving Party before receipt thereof under this Agreement or is independently developed by or for the receiving Party without benefit of the Confidential Information supplied hereunder, as evidenced by such Party’s written records; (ii) is disclosed to the receiving Party without restriction after acceptance of this Agreement by a Third Party having a legal right to make such disclosure; or (iii) is or becomes part of the public domain through no breach of this Agreement by the receiving Party. During the term of this Agreement and for five (5) years thereafter, no Party and no Affiliate of a Party shall release to any Third Party any Confidential

Information of any other Party or any information with respect to the existence and terms of this Agreement without the prior written consent of such other Party. Notwithstanding anything to the contrary contained herein, a Party may release Confidential Information if (a) required by statute, ordinance, regulation or by court order, (b) necessary in the opinion of the disclosing Party’s counsel, to comply with any reporting or disclosure requirements of the Securities and Exchange Commission, the New York Stock Exchange, NASDAQ or any governmental agency or other regulatory body, (c) required pursuant to compulsory legal process or (d) to those employees and professional advisors of a Party who reasonably require knowledge of Confidential Information, provided, however, that such employees and advisors are bound to such Party or its Affiliates by a like obligation of confidentiality and have been advised of the nature and existence of the confidentiality undertakings of this Agreement and of the applicability of such undertakings to them. If a Party is disclosing information relating to this Agreement, or any of the terms hereof, to comply with statutory or regulatory reporting or disclosure or legal process requirements, such Party intending to make such disclosure shall give each other Party at least one (1) days’ prior notice in writing of the content of the intended disclosure and shall, in good faith, give reasonable consideration to any comments proposed by such other Party. Once a particular disclosure has been approved, notice of additional disclosure of the same information shall not be required. If such statutory or regulatory reporting or legal process disclosure requirements would require earlier disclosure, the notice shall be provided as early as practicable.
10.2	The Parties agree that equitable relief, including injunctive relief and specific performance, is appropriate in enforcing the confidentiality provisions of this Agreement. In the event of any such action to construe this provision, the prevailing Party will be entitled to recover, in addition to any charges fixed by the court, its costs and expenses of suit, including reasonable attorney’s fees. Such remedies shall not be deemed to be the exclusive remedies for a breach of this provision, but shall be in addition to all other remedies available at law or equity. The foregoing notwithstanding, in no event shall DAVA’s promotional communications with customers during a Pre-Marketing Period be considered a violation of the provisions of Section 10.2 or Section 10.4.
10.3	Press Releases. As soon as practicable following the Effective Date, the Parties agree to exert their best efforts to agree upon a public release announcing the Agreement. During the term of this Agreement and for five (5) years thereafter, no Party and no Affiliate of a Party shall make any public announcement or press release or public disclosures or release to any Third Party any information with respect to the existence and terms of this Agreement without the prior written consent of each other Party, unless required by Law or previously disclosed.
XI. REPRESENTATIONS, WARRANTIES AND COVENANTS

11.1	IMPAX hereby represents, warrants and covenants to DAVA as follows:
(a)	IMPAX is a corporation duly organized and validly existing under the laws of the State of Delaware.

(b)	IMPAX has all the requisite corporate power and authority to execute and deliver this Agreement and the Quality Agreement and to perform all of its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Quality Agreement and the performance by the Parties of their respective obligations hereunder and thereunder have been authorized by all requisite corporate action on their respective parts. This Agreement has been validly executed and delivered by each Party, and, assuming that such document has been duly authorized, executed and delivered by such Party, constitute a valid and binding obligation of such Party, enforceable against such Party in accordance with its terms.

(c)	Any Product provided by IMPAX to DAVA, at the time of shipment shall (i) have been manufactured, packaged, stored and shipped by IMPAX in conformity with cGMPs, Specifications and shall not be adulterated or misbranded, (ii) conform to the standards set forth in the ANDA filing commitment and the manufacturing process described in the ANDA and related product approval and (iii) shall not be an article which may not, under the provisions of Section 505 of the FFDCA, be introduced into interstate commerce.

(d)	The execution of this Agreement and performance of IMPAX’s obligations hereunder are not, and will not be, in violation of or in conflict with any obligation it may have to any Third Party, and

(e)	IMPAX will use commercially reasonable efforts to maintain throughout the term of this Agreement all permits, licenses, registrations and other forms of governmental authorization and approval required in order for IMPAX to perform its obligations hereunder in accordance with all applicable Laws.

(f)	IMPAX will use commercially reasonable efforts to secure DEA quota of the active ingredient of the Product in an amount sufficient to fulfill DAVA’s demand as provided for in DAVA’s Forecasts.

(g)	IMPAX owns and possesses all right, title and interest in, to and under the ANDAs. The ANDA for the 80mg dosage strength of the Product has been approved by the FDA, and the ANDA for the 10mg, 20mg, and 40mg dosage strengths of the Product has been tenatively approved by the FDA, and neither IMPAX nor any of its Affiliates has received any notice in writing which has, or reasonably should have, led IMPAX to believe that the ANDA for the 80mg dosage is not currently effective or not currently in material compliance with all material Laws.
(h)	To IMPAX’s knowledge upon due investigation, the manufacture, use, importation or sale of the Products in the Territory pursuant to this Agreement do not infringe, misappropriate or otherwise conflict with any intellectual property rights of any Third Party.

(i)	To IMPAX’s knowledge upon due investigation, the inventory of the 80mg dosage strength of the Product held by Third Parties as of the Effective Date does not, on average, exceed three (3) months average usage of the Products by each such Third Party and such inventory amount is consistent with the average inventory over the four (4) months preceding the execution of this Agreement.

(j)	Between the Effective Date and the Launch Date, IMPAX shall sell and distribute the 80mg dosage strength of the Product only in the ordinary course of business.

(k)	IMPAX has successfully completed validation testing of three (3) batches of each of the 10 mg, 20 mg, and 40 mg dosage strengths of the Product, but the validation reports for the 20 mg and 40 mg dosage strengths have not been finalized.
11.2	IMPAX MAKES NO OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO, WARRANTIES AS TO MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

11.3	DAVA hereby represents, warrants and covenants to IMPAX as follows:
(a)	DAVA is a corporation duly organized and in good standing under the laws of the State of Delaware.

(b)	DAVA has all the requisite corporate power and authority to execute and deliver this Agreement and the Quality Agreement and to perform all of its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Quality Agreement and the performance by the Parties of their respective obligations hereunder and thereunder have been authorized by all requisite corporate action on their respective parts. This Agreement has been validly executed and delivered by each Party, and, assuming that such document has been duly authorized, executed and delivered by such Party, constitute a valid and binding obligation of such Party, enforceable against such Party in accordance with its terms.

(c)	The execution and performance of DAVA’s obligations hereunder, are not and will not be in violation of or in conflict with any obligations it may have to any Third Party.

(d)	DAVA will use commercially reasonable efforts to maintain throughout the term of this Agreement all permits, licenses, registrations and other forms of governmental authorization and approval required in order for DAVA to execute and deliver this Agreement and to perform its obligations hereunder in accordance with all applicable Laws.

(e)	All Products made available or supplied to DAVA by or on behalf of IMPAX will be received, handled, stored and delivered in accordance with the Specifications applicable thereto and applicable cGMP and other FDA requirements (and the requirements of all other applicable governmental or regulatory bodies and agencies in the Territory) so that such Products do not become adulterated or otherwise cease to meet their Specifications as a result of any acts or omissions of DAVA, its Affiliates, and their respective agents, employees, carriers, transporters or those for whom DAVA or any of its Affiliates are responsible.

(f)	The DAVA Label and Tablet Specifications do not infringe any Third Party trademarks, service marks, trade names, logos, designations, or trade dress, and

(g)	The DAVA Label and Tablet Specifications do not violate the FFDCA.

(h)	DAVA will not use the IMPAX name or any IMPAX trademark, service mark, trade name, logo, designation, or trade dress without IMPAX’ss prior written consent.
11.4	DAVA and IMPAX, in performing their respective obligations hereunder, shall comply in all material respects with all applicable Laws (including FDA and DEA). In the event IMPAX receives notice of an inspection or other notification by a governmental entity, including FDA, directly relating to the Product, DAVA Promotional Materials or other matters within the scope of this Agreement, IMPAX shall notify DAVA as soon as practicable, and provide to DAVA, within ten (10) days, copies of all relevant documents, including FDA Forms 482, 483 warning letters and other correspondence and notifications, as DAVA may reasonably request. DAVA and IMPAX agree to cooperate with each other during any inspection, investigation or other inquiry by FDA or any other governmental entity, including providing information and/or documentation, as requested by FDA or other governmental entity.
XII. LIMITATION OF LIABILITY
EXCEPT AS EXPRESSLY PROVIDED IN SECTION 4.1(d), IN NO EVENT SHALL IMPAX OR DAVA BE LIABLE FOR ANY CONSEQUENTIAL, INDIRECT, INCIDENTAL OR SPECIAL DAMAGES OF ANY NATURE WHATSOEVER (INCLUDING WITHOUT LIMITATION, LOST REVENUE, LOST PROFITS OR

LOST BUSINESS) ARISING OUT OF THIS AGREEMENT, WHETHER IN CONTRACT, WARRANTY, NEGLIGENCE, TORT, STRICT LIABILITY OR OTHERWISE.
XIII. NOTICES
Any notices or reports required or permitted under this Agreement shall be deemed to have been given for all purposes if mailed by first class certified or registered mail, by overnight delivery service with mailed confirmation of receipt or transmitted electronically by facsimile with mailed confirmation copy to the following address of such Party:

For DAVA:	DAVA Pharmaceuticals, Inc.
Lewis Tepper, Esq.	Parker Plaza
Vice President Global Business	400 Kelby Street, 10th Floor
Development & General Counsel	Fort Lee, NJ 07024
Attn: Lewis Tepper
Facsimile No.: (201) 947-7536

For IMPAX:	IMPAX Laboratories, Inc.
David S. Doll,	121 New Britain Boulevard
Senior Vice President	Chalfont, PA 18914
Attn: David S. Doll
Facsimile No.: (215) 933-0333
or to such other addresses as shall have been subsequently furnished by written notice to the other Parties.
XIV. GOVERNING LAW
The validity and interpretation of this Agreement and the legal relations of the Parties to it shall be governed by the internal laws, and not the law of conflicts, of the State of Delaware. The parties acknowledge and agree not to contest that the courts of the State of Delaware have personal jurisdiction over them with respect to any action that may be taken hereunder, and venue shall lie in such courts as to any such action.
XV. FORCE MAJEURE
No Party shall be liable to another for its delay or failure to perform any of its obligations hereunder (except for payments due hereunder) caused by contingencies beyond its control, including acts of God, fire, flood, wars, acts of terrorism, sabotage, strike and government actions (“Force Majeure”). Any Party asserting its inability to perform any obligation hereunder for any such contingency shall promptly notify the other Party of the existence of any such contingency and shall use its commercially reasonable efforts to re-commence its performance of such obligation a soon as commercially practicable.

XVI. NO ORAL MODIFICATIONS
No change, modification, amendment or waiver of any obligation, term or provision contained herein shall be valid or enforceable unless same is reduced to writing and signed by a duly authorized representative of each of the Parties to be bound hereby.
XVII. INDEPENDENT CONTRACTORS
This Agreement does not constitute or create (and the parties do not intend to create hereby) a joint venture, pooling arrangement, partnership, employee — employer relationship, or formal business organization of any kind between the Parties. Each Party is an independent contractor engaged in the operation of its own respective business, in connection with the relationship created hereby. Neither Party shall be considered to be an agent of the other for any purpose whatsoever. Neither Party has the power or authority to act for, represent, or bind the other (or its Affiliates) in any manner.
XVIII. NO IMPLIED RIGHTS
Nothing in this Agreement shall be deemed or implied to be the grant by one Party to the other of any right, title or interest in the Product(s), Intellectual Property (including improvements) or any other proprietary right of any other Party except as is expressly provided for herein.
XIX. SEVERABILITY
To the extent any provision or term set forth herein is or becomes unenforceable by operation of Law, such unenforceability shall not affect the remaining provisions of this Agreement. The Parties agree to renegotiate in good faith any provision or term held to be unenforceable and to be bound by the mutually agreed substitute provision.
XX. CAPTIONS AND HEADINGS
Article and section headings are provided for convenience only and are not to be used in construing the intent of the Parties.
XXI. SURVIVORSHIP
Any provisions contained herein which by their nature or effect are required or intended to be observed after termination of this Agreement will survive the termination and remain binding.
XXII. ENTIRE AGREEMENT
This Agreement, including the Exhibits attached hereto, contains the entire agreement between the Parties relating to the matters described herein and supersedes all prior drafts or understandings.

XXIII. WAIVER
The waiver by any Party to this Agreement of a breach of any provision set forth herein or of any right contained herein shall not operate as or be construed as a continuing waiver or a waiver of any subsequent breach or right granted herein.
XXIV. SINGULAR AND PLURAL
The singular form of any noun or pronoun shall include the plural when the context in which such a word is used is such that it is apparent the singular is intended to include the plural or vice versa.
XXV. COUNTERPARTS
This Agreement may be executed in counterparts each of which is to be considered an original and taken together as one and the same document.
XXVI. ASSIGNMENT
26.1	Neither this Agreement nor rights of a Party hereunder may be assigned nor may the performance of any duties hereunder be delegated by DAVA or by IMPAX without the prior written consent of the other Party.

26.2	Notwithstanding the limitation of Section 26.1 hereof, IMPAX and/or DAVA may delegate and assign from time to time some or all of their respective duties and rights hereunder to (i) any of their respective Affiliates (but only for so long as such Person remains an Affiliate of such Party) or (ii) to any Third Party that acquires more than fifty percent (50%) of the voting securities of that Party whether by stock purchase or by merger, provided in either case, that prior to any such delegation or assignment, the delegating or assigning Party must provide written notice thereof to the other Party hereto (indicating the duties being so delegated or assigned and the duration of such delegation or assignment).

26.3	No assignment or delegation permitted under this Agreement shall relieve the assigning Party of any of its obligations hereunder and any such delegation or assignment must be in compliance with all of the requirements of the FDA and any other requirements of applicable governmental or regulatory agencies in the Territory.

26.4	Subject to the foregoing this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

XXVII. DOCUMENT PREPARATION
The Parties acknowledge that this Agreement is a product of negotiations and that no inference should be drawn regarding the drafting or preparation of this document.
XXVIII. DEBARMENT AND EXCLUSION
28.1	DAVA represents and warrants that neither it, nor any of its employees or agents working on IMPAX’s behalf, has ever been, is currently, or is the subject of a proceeding that could lead to that party becoming, as applicable, a Debarred Entity or Individual, an Excluded Entity or Individual or a Convicted Entity or Individual. DAVA further covenants, represents and warrants that if, during the term of this Agreement, it, or any of its employees or agents working on IMPAX’s behalf, becomes or is the subject of a proceeding that could lead to that party becoming, as applicable, a Debarred Entity or Individual, an Excluded Entity or Individual or a Convicted Entity or Individual, DAVA shall immediately notify IMPAX, and IMPAX shall have the right to immediately terminate this Agreement upon written notice. This provision shall survive termination or expiration of this Agreement. For purposes of this provision, the definitions provided in subsections (c) through (f) shall apply.

28.2	IMPAX represents and warrants that neither it, nor any of its employees or agents working on DAVA’s behalf, has ever been, is currently, or is the subject of a proceeding that could lead to that party becoming, as applicable, a Debarred Entity or Individual, an Excluded Entity or Individual or a Convicted Entity or Individual. IMPAX further covenants, represents and warrants that if, during the term of this Agreement, it, or any of its employees or agents working on DAVA’s behalf, becomes or is the subject of a proceeding that could lead to that party becoming, as applicable, a Debarred Entity or Individual, an Excluded Entity or Individual or a Convicted Entity or Individual, IMPAX shall immediately notify DAVA, and DAVA shall have the right to immediately terminate this Agreement upon written notice. This provision shall survive termination or expiration of this Agreement. For purposes of this provision, the definitions provided in subsections (c) thorugh (f) shall apply.

28.3	A “Debarred Individual” is an individual who has been debarred by the FDA pursuant to 21 U.S.C. §335a (a) or (b) from providing services in any capacity to a person that has an approved or pending drug product application.

28.4	A “Debarred Entity” is a corporation, partnership or association that has been debarred by the FDA pursuant to 21 U.S.C. §335a (a) or (b) from submitting or assisting in the submission of any abbreviated drug application, or a subsidiary or affiliate of a Debarred Entity.

28.5	An “Excluded Individual” or “Excluded Entity” is (i) an individual or entity, as applicable, who has been excluded, debarred, suspended or is otherwise ineligible to participate in federal health care programs such as Medicare or Medicaid by the Office of the Inspector General (OIG/HHS) of the U.S. Department of Health and Human Services, or (ii) is an individual or entity, as applicable, who has been excluded, debarred, suspended or is otherwise ineligible to participate in federal procurement and non-procurement programs, including those produced by the U.S. General Services Administration (GSA).
28.6	A “Convicted Individual” or “Convicted Entity” is an individual or entity, as applicable, who has been convicted of a criminal offense that falls within the ambit of 42 U.S.C. §1320a — 7(a), but has not yet been excluded, debarred, suspended or otherwise declared ineligible.
XXIX. EXPENSES
Each of IMPAX and DAVA will bear its own direct and indirect expenses incurred in connection with the negotiation and preparation of this Agreement and the Quality Agreement and, except as set forth in this Agreement or the Quality Agreement, the performance of the obligations contemplated hereby and thereby.
XXX. NO THIRD PARTY BENEFICIARIES
This Agreement will be binding upon and inure solely to the benefit of the Parties hereto, their successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or will confer upon any other Person or Persons any right, benefits or remedies of any nature whatsoever under or by reason of this Agreement.
XXXI. ARBITRATION OF CERTAIN DISPUTES
31.1	Delay Payment/Discount/Revised Terms. If the Parties are unable to agree upon the amount of the Delay Payment as provided in Section 4.1(d), any Discount, as provided for in Section 5.3(d), or Revised Terms, as provided in Section 8.4(b), within five (5) days after the time period set forth in Sections 4.1(d), 5.3(d) and 8.4(d), as applicable, the Parties shall promptly submit their dispute for expedited determination to a panel comprised of three (3) arbitrators having expertise in the pharmaceutical industry. Each Party shall select one arbitrator and the arbitrators shall then select a third arbitrator. The Parties shall use commercially reasonable efforts to expedite resolution of the arbitration. The arbitration shall be conducted in New York, New York within thirty (30) days after submission of the dispute to arbitration. Each Party shall submit to the arbitrators its proposed Delay Payment, Discount or Revised Terms, as the case may be, and the Parties shall exchange their proposals, provided that the proposals, once exchanged, may only be changed thereafter in a manner that moves a Party’s proposal closer to the other Party’s proposal. At the time of the exchange, each Party shall provide the other Party with any data and information not previously provided to the other Party relevant to the issue of resolving the dispute. There shall be no additional changes in each Party’s proposal after the tenth (10th) day following the date set by the arbitrators for completion of any information exchange. The arbitrators shall make their own joint evaluation of any Delay Payment, Discount or Revised Terms, as the case may be, and shall determine the Discount or Revised Terms, as the case may be, as between the two proposals the one that is closest to the amount they determine. The authority of the arbitrators shall be limited solely to a choice between the two proposed Delay Payment, Discounts or Revised Terms, as the case may be, that are submitted to them. The decision of the arbitrators shall be final and not appealable, except in the case of fraud or bad faith. The arbitrators shall determine the proportion in which the Parties shall pay the costs and arbitrator fees of the arbitration and each Party shall pay its own costs and expenses in connection with such arbitration.

Promptly following the determination of the arbitrators, the Discount so determined shall be applied retroactively to the Calendar Quarter or calendar year in question and any payment due from one party to the other party as a result of such retroactive application shall be paid within ten (10) days following the determination of the arbitrators.
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     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in duplicate by their duly authorized representatives in the places provided below:

DAVA PHARMACEUTICALS, INC.				IMPAX LABORATORIES, INC.

By:	/s/ John H. Klein		By:	/s/ David S. Doll

	Name:	John H. Klein		Name:	David S. Doll
	Title:	Chief Executive Officer		Title:	Senior VP, Sales and Marketing

EXHIBIT A
2005 & 2006 ACQUISITION PRICE

Fully-Burdened
		Standard		Cost of
NDC	Description	Batch Size	Shelf Life	Manufacturing	Acquisition Price
0115-1611-01	10 mg 100 ct	XXXXX tablets	24 months	$ XXXXX	$ XXXXX
0115-1622-01	20 mg 100 ct	XXXXX tablets	24 months	$ XXXXX	$ XXXXX
0115-1633-01	40 mg 100 ct	XXXXX tablets	24 months	$ XXXXX	$ XXXXX
0115-1644-01	80 mg 100 ct	XXXXX tablets	24 months	$ XXXXX	$ XXXXX
•	Manufacturing Full Lot Quantities (Actual Yields will vary).

•	The Acquisition Price of each Product is equal to the fully-burdened cost of manufacturing, plus XXXXX%.

EXHIBIT B
DAVA LABEL AND TABLET SPECIFICATIONS
Initially, the DAVA Tablet specifications shall be identical to the current tablet identification. The Parties shall exert Commercially Reasonable Efforts to modify such specifications to DAVA’s Corporate Tablet specifications within six (6) months of the Launch Date.

EXHIBIT C
SPECIFICATIONS
(See Attachment)

EXHIBIT D
INITIAL FORECAST
(See Attachment)

EXHIBIT E
INITIAL FIRM ORDER
(See Attachment)

EXHIBIT F
RISK MANAGEMENT PLAN
Presented below is an overview of the Risk Management Plan needed to support ongoing marketing of Oxycodone HCI ER Tablets. We will need to adjust certain elements of the RMP to accommodate a scenario whereby a marketing partner takes over either partial or complete distribution of this product.
Online Training and Educational Materials
We now have the following training/educational materials in place, which are currently accessible from the IMPAX/Globalphar website:
•	Physician Training

•	Pharmacist Training

•	Patient Information

•	Distributor Manual

•	(www.globaIphar.com)
The links on the Globalphar website all lead to a server maintained by LearnSomething, the company that developed the training materials through collaboration with IMPAX and BuzzeoPDMA. Links could also be assigned on the DAVA website (www.davapharma.com).
The accreditatiion body providing CME credits for the Physician Training required that no company affiliation appear on that particular training module. As such, IMPAX’s logo and sponsorsh!ip is not associated with the Physician Training. The other three modules all feature an IMPAX banner logo at the top of each webpage. This will likely have to be modified to feature, for example, IMPAX and DAVA or DAVA alone. Even if DAVA is the sole distributor of all product strengths we will still have some 80 mg product in commercial channels that bear the Global label. Thus, it may be necessary to feature both companies on the webpage banner until such time as no more Global branded product remains in distribution channels.
The content of the training materials is now complete. Any additional changes to the webpage presentation should involve just the revision of logo and other branding elements, so this should be relatively easy to update. We will have to coordinate any such changes through LearnSomething and BuzzeoPDMA.
Call Center Support
We currently use MedComm Solutions (Emeryville, CA) to provide Call Center support for questions from healthcare providers, patients, and caregivers. Our labeling and marketing materials cite the IMPAX toll-free number in Philadelphia (800-934-6729). Callers are then given the option to enter “5” and be connected to IMPAX’s oxycodone information hotline.

Entering the number 5 redirects callers to MedComm Solutions in Emeryville. MedComm identifies incoming calls using the caller ID and answers the call on behalf of IMPAX. If DAVA is the sole distributor of IMPAX’s oxycodone product line they will need to incorporate a separate toll-free number on their labeling and marketing materials. MedComm Solutions maintains a bank of unused toll-free numbers and can easily assign one for use by DAVA. The caller ID should then allow MedComm Solutions to distinguish calls coming from IMPAX or from DAVA.
Adverse Event Support
We currently use Drug Safety Alliance (Durham, NC) to provide post-marketing adverse event support. DSA collects all spontaneous AE’s, enters them into their validated database, conducts a medical evaluation for severity and expectedness, and then prepares the appropriate MedWatch form, which IMPAX RA submits to FDA. Reports from DSA are either expedited reports, requiring submission to FDA within 15 days, or quarterly reports. After oxycodone has been marketing for 3 years we will only be required to submit adverse event reports, other than 15-day reports, annually.
We will need to coordinate with DAVA and DSA in order that DAVA immediately forward any spontaneous AE’s they receive on to DSA. It would make no sense for DAVA to forward any AE’s to IMPAX as we in turn would just forward them on to DSA. IMPAX will continue to submit all required AE reports since we remain the holder of the ANDA.
Adverse Event,Trendinq Reports
A significant piece of the ongoing RMP resides in the biannual trending reports prepared by GALT Associates (Blue Bell, PA). GALT initially prepared a baseline trending report that evaluated trends for 3 drug definitions over the most recently available 3-year baseline time interval. The 3 drug definitions were: a) all narcotic products, b) single entity hydromorphone, and c) single entity oxycodone. The baseline report was submitted to FDA in our Year 1IQuarter 2 periodic Adverse Event report.
Under the terms of the RMP we need to submit biannual trending reports that cover subsequent 6-month time intervals. Our plan is to submit these with every other periodic quarterly adverse event report. If subsequent trending reports reveal increased incidences of abuse, misuse, diversion, etc., we are then expected to implement measures aimed at curbing such abuse, misuse, and diversion. Obviously, it is still too early in the marketing history of this product for such trending reports to reveal any pattern of abuse or misuse associated with the IMPAX product. The first 6-month report is due to FDA about the end of October.

EXHIBIT G
APPOINTMENT FEE
DAVA shall pay sixty million dollars ($60,000,000)(“Appointment Fee”) to IMPAX as follows:
(i)	One million dollars ($1,000,000) on the Effective Date;

(ii)	Nine million dollars ($9,000,000) upon delivery of Product ordered by the Initial Firm Order, to be paid pro-rata based upon delivery in accordance with the Initial Delivery Schedule, in each case, within fifteen (15) Business Days of such delivery;

(iii)	Ten million dollars ($10,000,000) on December 31, 2006;

(iv)	Ten million dollars ($10,000,000) on December 31, 2007;

(v)	Ten million dollars ($10,000,000) on December 31, 2008;

(vi)	Ten million dollars ($10,000,000) on December 31, 2009; and

(vii)	Ten million dollars ($10,000,000) on December 31, 2010;
provided, however, that in the event that DAVA shall have instituted or have instituted against it any insolvency, receivership, bankruptcy or other proceeding for the settlement of its debts, any portion of the Appointment Fee then remaining unpaid shall, in the event such proceeding shall have been instituted by DAVA, thereupon become immediately due and payable and, in the event such proceeding shall have been instituted by a Third Party, become due and payable on the 61st day that such proceeding remains pending..
If the last Business Day of the year is other than December 31, any of the above payments shall be made on the last Business Day.
The foregoing amounts shall be payable even in the event that the appointment shall have been converted to a non-exclusive arrangement pursuant to the provisions of Section 2.6.